Exhibit (n)(2)



                            ALLEGIANT ADVANTAGE FUND
                                  (THE "TRUST")

                      AMENDED AND RESTATED PLAN PURSUANT TO
                           RULE 18F-3 FOR OPERATION OF
                              A MULTI-CLASS SYSTEM

                                 I. INTRODUCTION

      This plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"). The plan establishes the various classes of shares offered by the Trust's investment portfolios (the "Fund(s)") and sets forth the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges. Any material amendment to the plan is subject to prior approval by the Board of Trustees, including a majority of the disinterested Trustees. Notwithstanding the names designated for the various share classes in this plan, the officers of the Trust, for purposes of marketing a share class and offering for sale in the Trust's prospectuses, may designate a different name for a class of shares without prior Board approval.

                           II. ATTRIBUTES OF CLASSES

A. Classes Offered

      The Trust shall offer three classes of shares: Advisor Shares, Institutional Shares and Service Shares. Each Fund may issue one or more of the classes of its shares. This plan becomes applicable to a Fund with respect to a particular class of shares upon adoption of a resolution by the Board of Trustees authorizing the offering of such class of shares by such Fund. Share classes currently authorized for each Fund are set forth in Schedule A hereto. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of the Trust. Each class may be subject to such investment minimums and other conditions of eligibility as set forth in the Fund's registration statements as from time to time in effect.

B. Class Differences

      Advisor Shares, Institutional Shares and Service Shares of the Fund shall represent interests in the same portfolio of investments of the particular Fund, and shall be identical in all respects, except for: (a) the impact of (i) expenses assessed to a class pursuant to any shareholder services plan or distribution plan adopted for the class and (ii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the independent trustees; (b) the fact that a class shall vote separately on any matter submitted to the shareholders that pertains solely to (i) any shareholder services plan or distribution plan adopted for that class and (ii) the class expenses borne by the class; (c) the exchange privileges, if any, of each class of shares; (d) the legal designation of each class of shares; and (e) the different distribution and shareholder services relating to a class of shares.

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C. Differences in Fees, Services and Distribution

      1. Sales load, CDSC and Shareholder Service Fees

            Each Class of the Fund is sold with no load and no contingent deferred sales load. Distribution fees, if any, shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-1 under the 1940 Act for the applicable class. Shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan. Fees currently authorized are as set forth in Schedule A to this Plan.

      2. Services

            Service fees payable by a class shall generally refer to the provisions of personal services and/or maintenance of shareholders accounts. Services provided under the Shareholder Services Plan adopted for the class may include (i) aggregating and processing purchase and redemption requests from customers; (ii) providing customers with a service that invests the assets of their accounts in a Class; (iii) processing dividend payments from the fund;
(iv) providing information periodically to customers showing their position in a Class; (v) arranging for bank wires; (vi) responding to customer inquiries relating to the services performed with respect to a Class beneficially owned by customers; (vii) forwarding shareholder communications; and (viii) other similar services requested by the Trust.

D. Availability and Eligibility

      1. Advisor Shares

            Advisor Shares shall be available for purchase by individuals and institutional investors including corporate investors, pension and profit sharing plans and foundations and any organization authorized to act in a fiduciary, advisory, custodial or agency capacity, including affiliates of Allegiant Asset Management Company. Advisor Shares are designed for investors requiring additional services through their financial intermediaries.

      2. Institutional Shares

            Institutional Shares shall be available for purchase by individuals and institutional investors including corporate investors, pension and profit sharing plans and foundations and any organization authorized to act in a fiduciary, advisory, custodial or agency capacity, including affiliates of Allegiant Asset Management Company.

      3. Service Shares

            Service Shares shall be available for purchase by individuals and institutional investors including corporate investors, pension and profit sharing plans and foundations and any organization authorized to act in a fiduciary, advisory, custodial or agency capacity, including affiliates of Allegiant Asset Management. Service shares are designed for investors requiring additional services through their financial intermediaries.

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

E. Exchange Privileges

      Shares of a Class shall be exchangeable only for shares of the same Class of other Advantage Funds or of other investment companies managed by Allegiant Asset Management Company or its affiliates. Exchanges of shares into a Fund with a higher sales charge than the Fund from which shares are being exchanged shall be subject to an incremental sales charge (i.e., the difference between the lower and higher applicable sales charges). No additional sales charges will be incurred when exchanging shares of a Fund into another Fund with the same lower or no sales charge.

F. Conversion Privilege

      There are no conversion privileges for any of the Classes.

G. Voting Rights

      Each Class of shares of each Fund has identical voting rights except that each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to that Class, and has separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In matters as which one or more Classes do not have exclusive voting rights, all Classes of shares of a Fund will vote together, except when a Class vote is required by the 1940 Act.

H. Expense Allocations

      Class-specific expenses of a Fund shall be allocated to the specific class of shares of that Fund. Non-class-specific expenses of a Fund shall be allocated in accordance with Rule 18f-3(C) under the 1940 Act.

I. Amendments

      This Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3.

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

                                   SCHEDULE A

CLASS NAME                RULE 12b-1 FEES
----------                ---------------
Advisor                   None

Institutional             None

Service                   None

CLASS NAME                NON-12b-1 SHAREHOLDER SERVICING FEE
----------                -----------------------------------
Institutional             None

Advisor Fees are not to exceed .10% of the average aggregate net assets

Service Fees are not to exceed .25% of the average aggregate net assets

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